Exhibit 5.1

Reed Smith LLP 2850 N. Harwood St., Suite 1500 Dallas, Texas 75201 Tel +1 469 680 4200 Fax +1 469 680 4299 reedsmith.com

May 11, 2026
Enhanced Group Inc.
60 Madison Avenue, 9th Floor
New York, New York 10010
Re:    Enhanced Group Inc.
Registration Statement on Form S-1
Ladies and Gentlemen:
We refer to the Registration Statement on Form S-1 (as amended or supplemented, the “Registration Statement”) being filed by Enhanced Group Inc., a Texas corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration for resale of up to 61,704,115 shares (collectively, the “Shares”) of Class A common stock, par value $0.0001 per share, of the Company (the “Class A Common Stock”), consisting of (i) 58,887,030 shares of Class A Common Stock issued upon the closing (the “Closing”) of the transactions contemplated by that certain Business Combination Agreement, dated as of November 26, 2025, by and among the Company, A Paradise Merger Sub I, Inc., a Cayman Islands exempted company, and Enhanced Ltd, a Cayman Islands exempted company with limited liability (as amended, supplemented or modified, the “Business Combination Agreement”), (ii) 2,000,080 shares of Class A Common Stock issuable upon exercise of the warrants issued to certain private placement investors immediately after the Closing (the “SAFE Warrants”), and (iii) 817,005 shares of Class A Common Stock issuable upon exercise of warrants to acquire shares of Class A Common Stock issued to certain consultants in connection with the Closing (the “Consultant Warrants”).
This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
For purposes of the opinions herein, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of the following:
(1)the Registration Statement, including the prospectus contained therein and the exhibits thereto;
(2)the Business Combination Agreement;
(3)the Certificate of Formation of the Company;
(4)the Bylaws of the Company, as in effect on the date hereof;
(5)resolutions of the board of directors and, as applicable, the stockholders of the Company relating to the authorization of the Business Combination Agreement and transaction contemplated thereby, the filing of the Registration Statement, the issuance of the Shares,

Reed Smith LLP 2850 N. Harwood St., Suite 1500 Dallas, Texas 75201 Tel +1 469 680 4200 Fax +1 469 680 4299 reedsmith.com and the reservation of shares for issuance upon exercise of the SAFE Warrants and the Consultant Warrants;
(6)the form of SAFEs (as defined in the Registration Statement) entered into by Enhanced with the SAFE investors pursuant to which the SAFE Warrants were issued;
(7)the form of warrant agreement pursuant to which the Consultant Warrants were issued; and
(8)a certificate of status or good standing of the Company issued by the Secretary of State of the State of Texas, or an officer’s certificate in lieu thereof.
We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. With respect to any such records, agreements, documents, instruments, certificates or comparable documents on which we have relied and that was given or dated earlier than the date of this letter, we have assumed that the information contained therein has remained accurate, as far as relevant to the statements contained herein, from such earlier date through and including the date of this letter.
In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all items submitted to us as originals, the conformity with originals of all items submitted to us as copies, and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein, we have relied upon statements and representations of officers and other representatives of the Company and public officials. We have also assumed, with respect to the issuance of the Shares, the amount of valid consideration paid in respect of such Shares will equal or exceed the par value of such Shares. We have not independently established the validity of the foregoing assumptions.
Further, for the purposes of this opinion letter and the second opinion set forth above, we have assumed that, at the time of exercise of the SAFE Warrants and Consultant Warrants and the issuance, sale and delivery of any of the shares of Class A Common Stock issuable upon exercise thereof: (i) the Certificate of Formation and the Bylaws, each as currently in effect, will not have been modified or amended and will be in full force and effect; and (ii) there will be a sufficient number of shares of Class A Common Stock authorized and then available for issuance under the Company’s Certificate of Formation as then in effect.
Based on the foregoing, and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that:
1.The Shares have been duly authorized by all necessary corporate action of the Company.
2.When issued and delivered in the manner and on the terms described in the Registration Statement and the applicable transaction documents, including, with respect to the shares of Class A Common Stock issuable upon exercise of the SAFE Warrants or Consultant

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Warrants, upon valid exercise of such warrants and payment to the Company of the applicable exercise price, the Shares will be validly issued, fully paid and non-assessable.
We express no opinions as to the laws of any jurisdiction other than the Business Organizations Code of the State of Texas. We express no opinion, and make no statement, as to the laws, rules, or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws, or as to the municipal laws or the laws, rules, or regulations of any local agencies or governmental authorities of or within the State of Texas, or as to any matters arising thereunder or relating thereto.
We express no opinion as to the validity, binding effect or enforceability of the SAFE Warrants, the Consultant Warrants, the Business Combination Agreement, any registration rights agreement, any transfer agreement, any lock-up agreement or any other contract or agreement.
This opinion letter speaks only as of the date hereof. We expressly disclaim any obligation to provide you with any subsequent opinion or advice by reason of any development or circumstance, including any change in law or fact that may occur after the date of this opinion letter, that might affect the opinions expressed herein.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to Reed Smith LLP under the heading “Validity of Securities” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.
Very truly yours,
/S/ REED SMITH LLP